Exhibit (a)(5)

CERTIFICATE OF AMENDMENT

CLEARWATER INVESTMENT TRUST

30 EAST 7TH STREET, SUITE 2000

ST. PAUL, MN 55101-4930

The undersigned, being a majority of the Board of Trustees (“Trustees”) of Clearwater Investment Trust (the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8.4 of the Amended and Restated Declaration of Trust, dated March 1, 1998 (the “Declaration of Trust”), and by the affirmative vote of a Majority of the Trustees at a meeting dated September 18, 2020, the Declaration of Trust is amended as set forth in this Certificate of Amendment.

Effective November 30, 2020, the name of the “Clearwater Small Companies Fund” is to be changed to the “Clearwater Select Equity Fund.” Accordingly, all references in the Declaration of Trust to “Clearwater Small Companies Fund” will be deleted and replaced with “Clearwater Select Equity Fund.”

The Trustees direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of the Commonwealth of Massachusetts to the extent required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have executed this instrument and caused a copy to be filed with the records of the Trust as of the 18th day of September, 2020.

/s/ Sara G. Dent	/s/ Lindsay R. Schack
Sara G. Dent	Lindsay R. Schack

/s/ James E. Johnson	/s/ E. Rodman Titcomb, Jr.
James E. Johnson	E. Rodman Titcomb, Jr.

/s/ Charles W. Rasmussen	/s/ David M. Weyerhaeuser
Charles W. Rasmussen	David M. Weyerhaeuser

/s/ Laura E. Rasmussen	/s/ Justin H. Weyerhaeuser
Laura E. Rasmussen	Justin H. Weyerhaeuser